Exhibit 99.1

U.S. Communities/LA County

7/16/10

Q: Is it true that Office Depot is not participating in the U.S. Communities/LA County RFP?

A: Yes. Office Depot was awarded the office supplies contract by Los Angeles County in 1996, 2000, and 2005. The LA County agreement, which serves as the lead agency contract for office supplies under the U.S. Communities Government Purchasing Alliance, is set to expire on January 1, 2011. LA County is currently soliciting proposals for a new contract (the “RFP”). For the reasons set forth below, and in consultation with our Board of Directors, we have chosen not to submit a proposal. We deeply appreciate and value our 14+ year partnership with LA County and U.S. Communities. Needless to say, we did not make this decision lightly, and we are committed to fulfilling the terms of our current agreement through the end of the year.

Q: Why did Office Depot choose not to bid?

A: The Company believes that the RFP contains terms that are onerous. Performing under these terms in the new general office supplies agreement could negatively impact Office Depot’s profitability. The Company believes that the new terms and conditions would lead to an operating loss with respect to this business. Operating profits for this business are currently in the low single digits as a percentage of projected annual sales of approximately $515 million.

Q: What comprises the $515 million in projected annual sales?

A: This is the estimate of projected sales under the Los Angeles County lead agency contract for office supplies only. Thus, it excludes projected sales to certain customers, including the States of Florida and Arkansas, which are soliciting proposals for stand-alone agreements outside of the U.S. Communities cooperative. (We are currently participating in these solicitations.) It further excludes anticipated sales made through our lead agency agreement with Fairfax County Public Schools, under which we offer approximately 3,500 school and educational supplies through the U.S. Communities cooperative.

Q: What could be the financial impact on Office Depot of choosing not to bid on the U.S. Communities/LA County RFP?

A: Given that the operating profit for this business is currently in the low single digits as a percentage of projected annual sales of approximately $515 million, we believe that we could manage our infrastructure costs as needed in the short term to mitigate the potential financial impact of current business not retained. We also intend to work aggressively to retain our customers and grow the business directly and through new cooperative agreements either with U.S. Communities or other associations.

Q: What is Office Depot’s strategy for retaining current customers?

A: Office Depot believes it can maintain a large percentage of its customers that currently buy office supplies through the U.S. Communities cooperative by offering full and diverse alternative programs through other competitively solicited cooperative contracts, or directly outside of a cooperative arrangement. Office Depot intends to seek alternative cooperative partners with terms consistent with the Company’s long-term value strategy, including lower administrative fees.

Office Depot will continue to deliver extraordinary value in the public marketplace and will provide customers with a seamless transition to the program that best meets their specific needs. Although the participating public agencies utilize the U.S. Communities cooperative program as a vehicle to purchase office supplies, these are Office Depot customers that we will continue to service through an alternative cooperative strategy, individual standalone agreements, or direct relationships.

Q: Is Office Depot currently working with any other buying cooperatives?

A: Yes. We will provide full details on these offerings in the near future. Additionally, we can support standalone agreements or, as is the case today, customers can purchase office supplies directly from Office Depot without a formal contract — depending on their preferences and purchasing guidelines. Office Depot will continue to deliver extraordinary value in the public marketplace and will provide customers with a seamless transition to the program that best meets their specific needs.

Q: Why does Office Depot think customers will continue to purchase from the Company?

A: Although the office supply contract under the U.S. Communities program is a vehicle for public agencies that require competitively bid agreements to purchase office supplies, the participating public agencies are Office Depot customers and they have come to rely on us to provide extraordinary value and solutions to their office supply needs. We believe that a vast majority of our customers will want to continue to utilize Office Depot as their trusted business partner and that they will embrace our new public sector offerings. Through this transition, our customers will improve their ability to purchase the products, services and solutions they need at the most competitive pricing in the marketplace. Our selling proposition has not changed. We have unparalleled customer service, robust supply chain operations, impeccable on-time next day delivery, sophisticated online capabilities, and industry-leading product assortment. These successes demonstrate that Office Depot is dedicated to its partnership with the public sector.

Q: Will you continue to work with U.S. Communities outside of general office supplies?

A: Yes. As part of our current purchasing cooperative offerings, we will still have options through U.S. Communities. We deeply appreciate and value our partnership with U.S. Communities and will continue our relationship through the expiration of our current Los Angeles County agreement and through our national contracts for technology and school supplies under the U.S. Communities umbrella. Through our lead agency agreement with Fairfax County Public Schools, we offer approximately 3,500 school and educational supplies. Through Tech Depot, we have a lead agency contract with the County of Fairfax (Virginia), which offers thousands of technology products to public agencies nationwide. These specialty offerings enhance our full arsenal of cooperative options and assist us in bringing significant value to public sector agencies across the country.

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